EXHIBIT 23.1 - Consent Of Morgan and Company Chartered Accountants














INDEPENDENT AUDITORS' CONSENT




We consent to the use in the amended Registration Statement of Trafalgar Ventures Inc. on Form SB-2 of our Auditors' Report, dated May 30, 2003, on the balance sheets of Trafalgar Ventures Inc. as at April 30, 2003 and 2002, and the related statement of loss, cash flows and shareholders' equity for the yearended April 30, 2003, and for the period from February 6, 2002 (date of inception) to April 30, 2003.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.




Vancouver, Canada
/s/ Morgan & Company

August 21, 2003
Chartered Accountants